Exhibit


                                      NIKE, INC.

                         SUPPLEMENTAL EXECUTIVE SAVINGS PLAN

                                  1995 RESTATEMENT

                                    June 1, 1995


NIKE, Inc.
an Oregon corporation
One Bowerman Drive
Beaverton, OR  97005-6453                                    "Company"


The Company adopted a Supplemental Executive Savings Plan effective February 1, 1994 to provide an opportunity for executive employees to set aside additional amounts for retirement on a tax deferred basis and to provide a limited make-up of profit sharing contributions lost as a result of the $150,000 limit on compensation counted under the Company's 401(k) Savings and Profit Sharing Plan for Employees of NIKE,
Inc. (the "Profit Sharing Plan").   The make-up contribution is being
expanded effective June 1, 1995 through adoption of a separate NIKE, Inc. Supplemental Executive Profit Sharing Plan. In order to continue the provisions for elective tax deferred savings, the Company adopts this 1995 Restatement of the Supplemental Executive Savings Plan (the "Plan").

     1.     Employers; Administration; Plan Year.

     1.1 The Plan shall apply to the Company and to other members of the Controlled Group designated by the Company. The "Controlled Group" is the controlled group of corporations, as defined in Internal Revenue Code Section 1563(a), of which the Company is a member. The term "Employer" refers to the Company and such a designated member of the Controlled Group.

     1.2 The Plan shall be administered by the Retirement Committee established under the Profit Sharing Plan (the "Committee"). The Committee shall interpret the Plan, determine eligibility and the amount of benefits, maintain records, and generally be responsible for seeing that the purposes of the Plan are accomplished. The Committee may delegate all or part of its administrative duties to others.

     1.3 "Plan Year" means the 12-month period starting each June 1 and ending on the following May 31.

     2.     Eligibility; Deferral Election.

     2.1 An executive employee of an Employer shall be eligible to defer compensation under the Plan for a Plan Year if the employee's annual salary rate from the Employer as of the June 1 at the start of such Plan Year equals or exceeds $150,000 or such higher amount as is fixed with cost-of-living adjustments under Internal Revenue Code
Section 401(a)(17).

     2.2 An employee eligible under 2.1 may elect to defer compensation for each Plan Year by completing a "Deferral Election" in a form prescribed by the Committee, signing it and returning it to the Committee. The Deferral Election shall designate a dollar amount or percentage to be deferred out of the employee's annual salary and annual Performance Sharing Plan bonus, which dollar amount or percentage may be different as between salary and bonus. A deferral of bonus shall be controlled by the Deferral Election for the Plan Year in which the bonus is paid. To be effective for any Plan Year, the Deferral Election must be returned before June 1 of the Plan Year, except as provided in
2.3. A Deferral Election shall apply to a single Plan Year and shall be irrevocable after the start of that Plan Year, except as follows. A Participant may elect at any time to reduce the amount or percentage to be deferred from salary earned in the remainder of the Plan
Year to zero. Such an election shall be effective for the remainder of the Plan Year and shall be irrevocable. A new Deferral Election must be returned to continue deferrals for subsequent Plan Years.

     2.3 An executive employee who comes into a position with an annual salary rate at or above the level described in 2.1 during a Plan Year, whether by hire from outside the Company or promotion to a higher salary level, shall be eligible to defer the Participant's salary for the remainder of the Plan Year. To be effective, a Deferral Election by such a Participant must be returned within 30 days of the date the Participant becomes eligible. The provisions of 2.2 on irrevocability and reduction to zero shall apply to elections under this 2.3. This 2.3 shall be effective January 1, 1997. The 30-day election period for all executive employees who moved into an eligible position since June 1, 1996 shall expire January 30, 1997.

     2.4 The Employer shall reduce the Participant's salary or bonus by the amounts deferred under 2.2 or 2.3 and shall credit such amounts to the Participant's Account under 3.1. Amounts due for FICA taxes on the elected amounts shall be withheld from the Participant's remaining salary and bonus.

     2.5 "Participant" means an executive employee who is eligible for and elects deferral of compensation under 2.2 or 2.3.

     3.     Accounts.

     3.1 Each Participant who defers compensation under 2.2 or 2.3 shall have an "Account" in this Plan. All deferred compensation amounts elected by a Participant shall be credited to the Participant's Account as of the date they would have been paid to the Participant if not deferred.

     3.2 Each Account shall be credited with Interest monthly until the entire Account has been paid out. "Interest" means an amount calculated at a rate equal to 120 percent of the federal mid-term rate in effect on the last business day of the month, as published from time to time by the Internal Revenue Service.

     3.3    A Participant's Account shall be fully vested at all times.

     4.     Trust.

     The Company shall establish a trust (the "Trust") with a financial institution as trustee for payment of benefits under the Plan. The Trust shall be a grantor trust for tax purposes. The Trust shall provide that any assets contributed to the trustee shall be used exclusively for payment of benefits under this Plan except in the event the Company becomes insolvent, in which case the Trust assets shall be held for payment of the Company's obligations to its general creditors.

     5.     Payment of Benefits to the Participant.

     5.1 The "Payment Amount" shall be the vested balance in the Participant's Account, including deferred compensation and Interest.

     5.2 The Payment Amount shall be payable to a Participant under the Plan upon termination of all employment of the Participant with the Controlled Group. A Participant who is receiving benefits from Employer on account of disability shall not be treated as having a termination of employment until such benefits cease and the Participant does not return to work.

     5.3 A Participant's termination under 5.2 shall constitute a retirement for purposes of this Plan if at the time of termination the Participant has attained age 55 and has been continuously employed for five or more years within the Controlled Group.

     5.4 The form of payment shall be as follows. If the Participant's termination of employment under 5.2 is not a retirement as described in 5.3, the Payment Amount shall be based on Interest accrued to the end of the month of employment termination and payment shall be made in a lump sum as soon as practicable after such month end. If the termination is a retirement, the Payment Amount shall be paid in one of the following ways as determined under 5.5:

          (a) In a lump sum on the January 1 following the date of employment termination.

          (b) In ten substantially equal annual installments beginning on the January 1 following the date of employment termination.

     5.5 The Participant shall select the form of payment under 5.4 on a form provided by the Committee for that purpose. A Participant's selection shall be irrevocable for amounts credited to the Participant's Account while the selection is in effect and for any Interest attributable to such amounts. A Participant may change the form of payment by written notice to the Committee. Such a change shall be effective on the first day of the Plan Year beginning after the Committee receives notice of the change. A change of payment form shall apply only to amounts credited to the Participant's Account after the change becomes effective and Interest attributable thereto.
If the Payment Amount as of the January 1 following the date of employment termination is less than $100,000, payment shall be made as provided in 5.4(a) regardless of the form selected by the Participant. If no form of payment is selected by a Participant, payment shall be made in the form described in 5.4(b).

     5.6    If all or a portion of any payment of benefits under this
Section 5 to a Participant would not be deductible for federal income tax purposes by the Company because of a limitation on the total amount of the Participant's deductible compensation from the Company, including any other such compensation already paid to the Participant earlier in the same fiscal year of the Company, the following shall apply:

          (a) Payment of the nondeductible amount shall be deferred until the first day of the following fiscal year of the Company.

          (b) If the amount deferred under (a) would exceed the limitation on the total amount of the Participant's deductible compensation from the Company for the following fiscal year, the excess shall be deferred to the first day of succeeding fiscal years until all of the Payment Amount falls underneath the limitation on total deductible compensation, subject to (c).

          (c)     In no event shall any payment be deferred under this
5.6 more than three years from the date scheduled for payment under 5.4.

          (d) Interest shall continue to be credited under 3.3 during the period of deferral under this 5.6.

     5.7 The Company may withhold from any payments any deductions required by law.

     6.     Death Benefits.

     6.1 A Participant's Payment Amount shall be payable under 6.2 through 6.4 on the Participant's death regardless of the provisions of
Section 5.

     6.2 On death, the Payment Amount shall be paid to the Participant's Beneficiary as follows:

          (a) If the Beneficiary is the surviving spouse or permanent partner of the Participant, the amount for which the Participant had selected installments under 5.4(b) shall be paid to the Beneficiary by installments in accordance with the selection, beginning within 30 days after the Participant's death.

          (b) Any amount not described in (a) shall be paid to the Beneficiary in a lump sum within 30 days after the Participant's death.

          (c) If the Payment Amount as of the date of death is less than $100,000, payment shall be made as provided in (b) regardless of whether the Beneficiary is the surviving spouse or permanent partner.

     6.3 "Beneficiary" means the death beneficiary designated by the Participant under the Profit Sharing Plan unless the Participant submits to the Committee a different designation for this Plan on a form provided for the purpose, which shall then control. If the Participant has no surviving Beneficiary designated under either plan, the Beneficiary shall be the following, in order of priority:

          (a)     The Participant's surviving spouse.

          (b)     The Participant's surviving children in equal shares.

          (c) The beneficiaries designated by the Participant under the Company's LifeTrek program.

          (d)    The Participant's estate.

     6.4 If a surviving spouse or permanent partner Beneficiary is receiving installments and dies when a balance remains, the balance shall be paid in a lump sum to the spouse's or permanent partner's estate.

     6.5 A designation of a spouse beneficiary by a Participant who is subsequently divorced from that spouse shall be automatically revoked by the divorce unless the Participant renews the designation after the divorce.

     7.     Change of Control.

     7.1 Notwithstanding the provisions of Sections 5 and 6, the Payment Amount shall be paid to each Participant, or to the Beneficiary of each deceased Participant, in a lump sum within 30 days after the date of a Change of Control.

     7.2    A "Change of Control" means any of the following:

          (a) The purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (Act), or any comparable successor provisions, or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 30 percent or more of either the outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally.

          (b) The approval by the stockholders of the Company of a reorganization, merger, or consolidation with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company's then outstanding securities.

          (c)     A liquidation or dissolution of the Company.

          (d) A sale of all or substantially all of the Company's assets.

     8.     Withdrawals.

     8.1 A Participant or a surviving spouse or permanent partner Beneficiary may withdraw vested amounts from the Accounts before those amounts would otherwise have been paid because of Financial Hardship, as determined by the Committee. The withdrawal shall be limited to the amount reasonably necessary to meet the Financial Hardship.

     8.2 "Financial Hardship" means a Participant's or a surviving spouse or permanent partner Beneficiary's immediate and substantial financial need that cannot be met from other reasonably available resources and is caused by one or more of the following:

          (a) Medical expenses for the Participant or Beneficiary, a member of the Participant's or Beneficiary's immediate family or household, or other dependent.

          (b) Loss of or damage to a Participant's or Beneficiary's possessions or property due to casualty.

          (c) Other extraordinary and unforeseeable circumstances arising from events beyond the Participant's or Beneficiary's control.

     8.3 The Committee shall establish guidelines and procedures for implementing withdrawals. An application shall be written, be signed by the Participant or the surviving spouse or permanent partner Beneficiary and include a statement of facts causing the Financial Hardship and any other facts required by the Committee.

     8.4 The withdrawal date shall be fixed by the Committee. The Committee may require a minimum advance notice and may limit the amount, time and frequency of withdrawals.

     9.     Amendment; Termination.

     9.1 The Company may amend this Plan effective the first day of any month by notice to the Participants, except the rate of Interest credited under 3.2 may not be reduced without the consent of a Participant as to the balance in the Participant's Account as of the date of the reduction.

     9.2 At any time the Company may terminate the Plan and pay out all Accounts to the Participants or Beneficiaries entitled to the Payment Amounts and thereby discharge all the benefit obligations of the Plan. Upon such termination any assets remaining in the trust provided for in Section 4 shall be returned to the Company.

     9.3 If the Internal Revenue Service issues a final ruling that any amounts deferred under this Plan will be subject to current income tax, all amounts to which the ruling is applicable shall be paid to the Participants within 30 days.

     10.     Claims Procedure.

     10.1 Any person claiming a benefit or requesting an interpretation, ruling or information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practicable.

     10.2 If the claim or request is denied, the written notice of denial shall state:

          (a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

          (b) A description of any additional materials or information required and an explanation of why it is necessary.

          (c)     An explanation of the Plan's claim review procedure.

     10.3 The initial notice of denial shall normally be given within 90 days of receipt of the claim. If special circumstances require an extension of time, the claimant shall be so notified and the time limit shall be 180 days.

     10.4 Any person whose claim or request is denied or who has not received a response within 30 days may request review by notice in writing to the Committee. The original decision shall be reviewed by the Committee, which may, but shall not be required to, grant the claimant a hearing. On review, whether or not there is a hearing, the claimant may have representation, examine pertinent documents and submit issues and comments in writing.

     10.5 The decision on review shall ordinarily be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be so notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant plan provisions. All decisions on review shall be final and bind all parties concerned.

     11.     General Provisions.

     11.1 If suit or action is instituted to enforce any rights under this Plan, the prevailing party may recover from the other party reasonable attorneys' fees at trial and on any appeal.

     11.2 Any notice under this Plan shall be in writing and shall be effective when actually delivered or, if mailed, when deposited as first class mail postage prepaid. Mail shall be directed to the Company at the address stated in this Plan, to the Participant's last known home address shown in the Company's records, or to such other address as a party may specify by notice to the other parties. Notices to an Employer or the Committee shall be sent to the Company's address.

     11.3 The rights of a Participant under this Plan are personal. Except for the limited provisions of Section 6, no interest of a Participant or one claiming through a Participant may be directly or indirectly assigned, transferred or encumbered and no such interest shall be subject to seizure by legal process or in any other way subjected to the claims of any creditor.

     11.4 Following termination of employment, a Participant shall not be an employee of an Employer or an affiliate for any purpose, and payments under Sections 5 and 6 shall not constitute salary or wages.
A Participant shall receive such payments as retirement benefits, not as compensation for performance of any substantial services.

     11.5 Amounts payable under this Plan shall be an obligation of the Company and the Trust provided by Section 4. If an Employer merges, consolidates, or otherwise reorganizes or if its business or assets are acquired by another company, this Plan shall continue with respect to those eligible individuals who continue in the employ of the successor company. The transition of Employers shall not be considered a termination of employment for purposes of this Plan. In such an event, however a successor corporation may terminate this Plan as to its Participants on the effective date of the succession by notice to Participants within 30 days after the succession.

     11.6 The Committee may decide that because of the mental or physical condition of a person entitled to payments, or because of other relevant factors, it is in the person's best interest to make payments to others for the benefit of the person entitled to payment. In that event, the Committee may in its discretion direct that payments be made as follows:

          (a)     To a parent or spouse or a child of legal age;

          (b)     To a legal guardian; or

          (c) To one furnishing maintenance, support, or hospitalization.

     12.     Effective Date

This Restatement shall be effective June 1, 1995, except as follows. The changes in 2.1 on eligibility to defer compensation shall be effective June 1, 1996 for eligibility in the Plan Year beginning on that date. The change in 2.2 to base deferral of bonuses on the election for the Plan Year in which the bonus is paid shall first apply to the bonus paid in the Plan Year beginning on June 1, 1996.

Adopted: November 15, 1995

  NIKE, INC.


By: MARCIA A. STILWELL

Executed: December 17, 1996